EXHIBIT 99.1

Educational Development Corporation Announces Results for First Quarter of Fiscal Year 2016

TULSA, Okla., July 15, 2015 (GLOBE NEWSWIRE) -- Randall White, CEO, Educational Development Corporation ("EDC") (NASDAQ:EDUC) (http://www.edcpub.com) today announced record net revenues for the fiscal quarter ended May 31, 2015.

Net revenues for the quarter ended May 31, 2015 were a Company-record $9,637,800 when compared to $7,178,300 for the same quarter last year, up 34%. Net earnings were $324,600 compared to $239,700 last year, an increase of 35%.

Net revenues for the home business division, Usborne Books & More ("UBAM") were up 59% for the first three months of fiscal year 2016, compared to the same period in fiscal year 2015. UBAM has now recorded 24 consecutive months of revenue growth after nine years of decline. The net revenue gain was primarily driven by new sales associates joining our organization in this quarter, 1,862 compared to 896 in the first quarter last year, an increase of 108%. The net sales increase continued in June with sales of this division up 134% over June of last year.

The publishing division, EDC Publishing, experienced record net revenues for the year ended February 28, 2015 but for the quarter ended May 31, net revenues were off 5% due to timing differences of large reorders. As an example, net revenue for the month of June 2015 was up 14% over June last year and we expect this division to record its fourth consecutive record net revenue year.

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS
	Three Months Ended May 31,
	2015	2014

NET REVENUES	$ 9,637,800	$ 7,178,300
EARNINGS BEFORE INCOME TAXES	531,700	387,600
INCOME TAXES	207,100	147,900
NET EARNINGS	$ 324,600	$ 239,700

BASIC AND DILUTED EARNINGS PER SHARE:
BASIC AND DILUTED	$ 0.08	$ 0.06

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING:
BASIC AND DILUTED	4,040,830	3,986,561

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne books and the Kane Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,600 different titles are available for children of all ages, with periodic new additions.

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522